For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE


                     FIRST KEYSTONE ANNOUNCES
                       RECORD 2009 EARNINGS

Berwick, Pennsylvania - FEBRUARY 1, 2010 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone National Bank, reported record net income of $7,937,000 or $1.46 per share for the year ending December 31, 2009, as compared to $7,551,000 or $1.39 per share in 2008. For the fourth quarter ending December 31, 2009, net income was $1,586,000 as compared to $1,716,000 for the same period in 2008, a decrease of 7.6% due to a discovered defalcation which was expensed in the fourth quarter. Management believes the defalcation will be a covered loss, less the deductible. The insurance proceeds will be recognized when received in 2010.

Earnings for 2009 were positively impacted by an improving net margin. An increase in non-interest income also accounted for the improvement in 2009 earnings. Overall asset quality remains strong with non performing assets to total assets of 0.45% and an allowance for loan losses at 1.31% of total loans.

Cash dividends per share amounted to $.92 for year ending December 31, 2009, an increase of 3.4% from the $.89 paid in 2008. Total assets and deposits increased to $758,330,000 and $580,567,000 as of December 31, 2009, an increase of 6.1% and 15.0%, respectively. Loans, net of unearned income, amounted to $406,697,000 as of December 31, 2009.

First Keystone National Bank, an independently owned community bank since 1864, presently operates 15 full service offices in Columbia (5), Luzerne (5), Montour (1), and Monroe (4) Counties providing banking and trust services. In Monroe County, the Bank trades as Pocono Community Bank, a division of First Keystone National Bank.



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


Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher,
      800.223.4207; Janney Montgomery Scott, Inc., 800.526.6397; Boenning & Scattergood, Inc., 800.883.8383; and Stifel Nicolaus & Co. Inc.,
800.223.6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone National Bank or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570.752.3671, extension 1172.



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